Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
TXU to Set New Direction As Private Company
Public Benefits Include Price Cuts, Price Protection,
Investments in Alternative Energy and Stronger Environmental Policies
Dallas, February 26, 2007 — TXU Corp. (NYSE: TXU), a Dallas-based energy company, together with Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG), two of the nation’s leading private equity firms, and Goldman Sachs & Co., a leading global investment bank, announced today the execution of a definitive merger agreement under which an investor group led by KKR and TPG will acquire TXU in a transaction valued at $45 billion. GS Capital Partners, Lehman Brothers, Citigroup and Morgan Stanley intend to be equity investors at closing. Under the terms of the merger agreement, shareholders will be offered $69.25 per share at closing, which represents a 25 percent premium to the average closing share price over the 20 days ending February 22, 2007.
As a result of this transaction, the newly privatized company will deliver price cuts and price protection benefits to electric customers, strengthen environmental policies, make significant investments in alternative energy and institute corporate policies tied to climate stewardship.
Price Cuts and Price Protection
•	10 percent price decrease resulting in more than $300 million of annual savings for residential customers

•	Price protection through September 2008
Stronger Environmental Policies and New Investments in Alternative Energy
•	Planned coal-fueled generation units reduced from eleven to three, preventing 56 million tons of annual carbon emissions

•	$400 million investment in demand side management initiatives

•	Transaction endorsed by Environmental Defense and Natural Resources Defense Council

•	Increased commitment to exploring renewable energy sources and investing in alternative energy technologies
Corporate Leadership and Climate Stewardship
•	Former U.S. Secretary of State James A. Baker, III will serve as Advisory Chairman to the investment group of new owners

•	William Reilly, Chairman Emeritus of the World Wildlife Fund and former EPA Administrator, will join board of directors and lead effort in making climate stewardship central to corporate policies

•	Donald L. Evans, former U.S. Secretary of Commerce; James R. Huffines, Chairman of the University of Texas Board of Regents; and Lyndon L. Olson Jr., former Texas State Representative and former U.S. Ambassador to Sweden, will join the board of directors

•	TXU will create an independent Sustainable Energy Advisory Board comprised of individuals who represent the following interests: the environment, customers, Texas economic development and ERCOT reliability standards
Reorganization into Three Independently Operated Businesses
•	Three separate and distinct businesses: generation, transmission and distribution, and retail

•	Headquarters will remain in the Dallas/Fort Worth area
The acquisition of TXU by the investor group will be accompanied by an environmental focus that will make TXU a leader in conservation and energy efficiency, creating a fundamental change in the Texas electric market. In addition, the company’s new strategic direction will seek to achieve top environmental performance in the industry and greater involvement and dialogue with environmental, government and community leaders.
The private investor group’s long-term investment horizon allows TXU’s board, management and the investor group to formulate a long-term strategy to meet TXU customers’ needs and to respond to the significant energy challenges in Texas.
C. John Wilder, chairman and chief executive officer of TXU Corp., said, “This is a momentous event for our company in our long journey to transform TXU from a former integrated monopoly to high performance businesses. The new ownership and business structure will enable us to better meet the growing energy needs of Texans. The long-term capital, expertise and resources of the investor group will allow us to increase our focus on reliability, lower prices, outstanding customer service and innovative products, and investments in long-term environmentally sound technology. TXU is a proud Texas corporate citizen, and the company will continue to operate with the same commitment and dedication to serving Texas.
“KKR, TPG and the rest of the investor group are all world-class investors who bring valuable experience in the industry. With these long-term and very informed investors, we can execute a new strategy that will allow us to reshape TXU’s program to build new electric generation units,” Wilder continued. “Our new strategy will meet two important objectives: addressing Texas’ immediate and future energy and reliability needs; and doing so in a manner that responds to the desires of policy makers and other key stakeholders to incorporate new technology advancements and conservation.”
Henry Kravis, founding partner of KKR, said, “TXU has outstanding employees dedicated to meeting the increasing long-term energy needs of Texas. We have listened to the various TXU constituencies, including customers, Governor Perry, Lt. Governor Dewhurst, Speaker Craddick, members of the Texas Legislature and those expressing environmental concerns. As a result, we have developed a new vision with management of how we can turn TXU into a more innovative, customer-centric, environmentally friendly company, and we plan to work with management to implement it. Our experienced energy team looks forward to providing strong support for this transformation, including making substantial, long-term capital investments in new innovation across each business — from customer product and service offerings including demand side management, to generation and grid technologies, and superior risk-management strategies. We intend to hold this as a long-term asset, and we recognize the need to balance growth with environmental considerations.”
David Bonderman, founding partner of TPG said, “With the support of the government and environmental leaders, TXU’s new approach will better manage the delicate balance between the energy needs of a growing Texas population, responsibility to the environment and the cost concerns of Texas businesses and residents. We believe we’ve designed an innovative plan that meets the needs of all constituencies and reflects TXU’s enhanced commitment to the shared goal of making Texas the most responsible, state-of-the-art electric market in the nation. We look forward to working with TXU’s experienced management team and talented employees in the years ahead to make this exciting vision a reality.”
Rich Friedman, Global Head of Goldman Sachs’ Merchant Banking Division, said, “This transaction serves as a model for long-term environmental stewardship. By investing in new technologies, encouraging conservation and reducing carbon emissions and pollutants, TXU is on the path to being a 21st century power company. We, together with KKR and TPG, are proud to have been able to play a constructive role in the development of the significant environmental elements that help set this transaction apart.”
Price Cuts and Price Protection
As a result of this transaction, TXU Energy will provide more than $300 million in annual savings through a 10 percent price reduction for residential customers in its traditional service area who have not already selected one of TXU Energy’s other lower-priced offers. Customers will begin receiving a 6 percent reduction in approximately 30 days and an additional 4 percent reduction at the close of the transaction. This will strengthen TXU Energy’s position as having the lowest prices among the major providers in their traditional markets. An unprecedented level of price protection will be in place through September 2008, ensuring that these customers receive the benefits of these savings through two summer seasons of peak energy usage. Furthermore, TXU Energy expects to aggressively compete state-wide to deliver benefits across all customer segments.
Stronger Environmental Policies and New Investments in Alternative Energy
Planned Coal Units Reduced from Eleven to Three, Preventing 56 Million Tons of Annual Carbon Emissions
This scale-back represents a 75 percent reduction in new coal capacity. In addition, the company is committed to continuing its efforts to meaningfully reduce existing carbon emissions and seeks to join the United States Climate Action Partnership (USCAP). USCAP is a broad-based group of businesses and leading environmental groups organized to work with the President, the Congress and all other stakeholders to enact an environmentally effective, economically sustainable and fair climate change program. As part of the company’s support for USCAP, TXU is also pledging to support the mandatory cap and trade program to regulate carbon emissions.
To satisfy ERCOT’s requirement for immediate additional capacity to meet the state’s increasing electricity demand, TXU expects to build two coal units at the Oak Grove site and one coal unit at the Sandow site. TXU will immediately seek to suspend the permit application process for the other eight units and withdraw them once the transaction closes. TXU does not intend to apply or reapply for permits to build additional coal units utilizing current pulverized coal-fueled technology.
$400 Million Investment in Demand Side Management Initiatives
TXU will implement an aggressive demand reduction program through a $400 million investment in conservation and energy efficiency activities over the next five years.
Transaction Endorsed by Environmental Defense and Natural Resources Defense Council
KKR, TPG and the investor group are committed to addressing TXU’s environmental issues through substantial new investments in research and demand side management initiatives and a 75 percent reduction in planned new coal capacity. Recognizing this, key environmental groups are supporting the transaction.
Fred Krupp, President of Environmental Defense, said, “This is one of the most significant developments in America’s fight against global warming. Environmental Defense commends KKR and TPG for not only dropping TXU’s applications for eight proposed coal plants in Texas, but also for the many other commitments they have made to reduce air pollution and global warming emissions, including their support for a mandatory federal cap and trade program to regulate carbon emissions, doubling TXU’s expenditures on efficiency measures and their overall desire to rebuild TXU as a leader in the clean energy economy.
“The debate over this issue has been a top priority for Environmental Defense and we plan to work just as hard with the new TXU to implement this agreement. We also look forward to working closely with TXU as a member of its planned Sustainable Energy Advisory Committee and to settling our federal lawsuit against TXU,” concluded Krupp.
“The NRDC fully supports this transaction and the new company’s support for mandatory global warming legislation. This turnaround marks the beginning of a new, competitive focus on clean, efficient, renewable energy strategies to deliver the power we need while cutting global warming emissions,” said Frances Beinecke, President of the Natural Resources Defense Council (NRDC). “It is a big step forward for the State of Texas and for the American energy economy as a whole.”
Increased Commitment to Exploring Renewable Energy Sources and Investing in Alternative Energy Technologies
As a private company, free from the short-term financial pressures affecting all public companies, TXU will be able to accomplish important goals for customer service innovation and new generation technology development on a scale and schedule that would otherwise not be possible.

The investor group is grateful for Governor Perry’s commitment to a long-term reliable supply of energy for Texas and his advocacy for investment in clean energy alternatives, such as IGCC. TXU is committed to the development and deployment of advanced technologies with a commitment to exploring IGCC’s potential to meet Texas’ reliability requirements. With the support of the Governor, the company is evaluating the dedication of an attractive site for the exploration of clean coal technologies and partnership with technology leaders.
TXU will reduce mercury (Hg) emissions, sulfur dioxide (SO2) and nitrogen oxides (NOx) by 20 percent from 2005 levels, as previously committed, through reductions at existing units and installation of emission controls on the new Oak Grove and Sandow units.
TXU will reduce its own carbon emissions by increasing efficiency of its generating facilities by up to 2 percent.
TXU will become a leader in providing electricity from renewable sources by more than doubling its purchase of wind power to more than 1,500 MW, maintaining its status as the largest buyer of wind power in Texas. TXU will also promote solar power through solar/photovoltaic rebates.
The company also intends to join the FutureGen Alliance, a non-profit consortium of companies supporting FutureGen, the U.S. Department of Energy project intended to create the world’s first near-zero-emissions fossil-fuel power plant.
Corporate Leadership and Climate Stewardship
Former U.S. Secretary of State James A. Baker, III Will Serve as Advisory Chairman to the Investment Group of New Owners
Secretary Baker brings an enormous amount of business experience, legal and political acumen, and leadership.
“One very important reason for my participation in this transaction is the serious and substantial commitment to a new direction for TXU that takes into account my concerns about the environment,” Baker said. “Two years ago in my hometown of Houston, I said publicly that we need to pay more attention to ways to protect our environment and that we needed to begin an orderly transition to cleaner energy. TXU’s new approach on these issues is a critical and responsible step in reducing Texas’ contribution to climate change. I look forward to advising the new owners of TXU in their efforts to foster a sustainable environmental model that will permit responsible economic development and that will serve our state and nation well.”
William Reilly, Chairman Emeritus of the World Wildlife Fund and Former EPA Administrator, Will Join Board of Directors and Lead Effort Making Climate Stewardship Central to Corporate Policies
To guide the adoption of corporate governance policies that tie the company’s operations and goals to environmental stewardship, former Environmental Protection Agency Administrator William Reilly will join the board of directors.
Three Prominent Texans Will Join the Board of Directors
Donald L. Evans, former U.S. Secretary of Commerce; James R. Huffines, Chairman of the University of Texas Board of Regents; and Lyndon L. Olson Jr., former Texas State Representative and former U.S. Ambassador to Sweden will join the board of directors.
TXU Will Create an Independent Sustainable Energy Advisory Board Comprised of Individuals Who Represent the Following Interests: The Environment, Customers, Texas Economic Development and ERCOT Reliability Standards
“To enable American energy independence and energy security, it is important to develop technologies that utilize America’s vast energy resources with technologies acceptable to the public. We look forward to working with the new Sustainable Energy Advisory Board to develop energy solutions that meet the needs of Texas,” said Mike McCall, CEO of TXU Wholesale.

Reorganization into Three Independently Operated Businesses
Three Separate and Distinct Businesses: Generation, Transmission and Distribution, and Retail
With the long-term focus and investment enabled by these world-class investors and private ownership, TXU can transform its operations into three independently managed businesses. This will better position each business to focus on the unique customers that it serves. Consequently, these businesses will have distinct names and separate management teams, headquarters and boards of directors.
•	Generation: Luminant Energy will be the new company name, reflecting its new direction and encompassing TXU’s power, wholesale, development and construction businesses

•	Transmission and Distribution: TXU Electric Delivery will be renamed Oncor Electric Delivery

•	Retail: TXU Energy will retain use of its name for the retail business
Headquarters for each of the three businesses will remain in the Dallas/Fort Worth area.
About the Transaction
Based upon the unanimous recommendation of the Strategic Transactions Committee comprised of TXU independent directors, the TXU board of directors has approved the merger agreement and has recommended that TXU’s shareholders adopt the agreement.
Under the terms of the agreement, TXU shareholders will be offered $69.25 in cash for each share of TXU common stock held. This represents a premium of 20 percent to the closing price of TXU shares on February 22, 2007, the last trading day before press speculation about the transaction, and a 25 percent premium to the average closing share price over the 20 days ending on February 22, 2007.
The funding of the transaction will not result in new debt incurred at the regulated utility business.
After the transaction, the company’s electric utility, generation, wholesale and retail electric activities will remain under the same jurisdiction of the Public Utility Commission of Texas, Nuclear Regulatory Commission and Federal Energy Regulatory Commission.
To avoid any future concerns regarding bidding in the wholesale market, the company intends to negotiate a “safe harbor” agreement with regulators.
Under the merger agreement, TXU may solicit proposals from third parties through April 16, 2007. TXU’s board of directors, with the assistance of its independent advisors, intends to solicit proposals during this period. There can be no assurances that the solicitation of proposals will result in an alternative transaction. TXU does not intend to disclose developments with respect to this solicitation process unless and until its board of directors has made a decision regarding any alternative proposals.
TXU, KKR, TPG and the rest of the investor group expect to close the transaction in the second half of 2007, subject to receipt of shareholder approval and required federal regulatory approvals, as well as satisfaction of other customary closing conditions. There is no financing contingency to the transaction.
The consortium of investment banks providing committed financing to the investor group in support of the transaction includes Citigroup, Goldman Sachs, JP Morgan, Lehman Brothers and Morgan Stanley.
Credit Suisse Securities and Lazard acted as financial advisors to TXU in connection with the transaction. Sullivan & Cromwell LLP and Cravath, Swaine and Moore LLP acted as outside legal advisors to TXU and the Strategic Transactions Committee, respectively, in connection with the transaction.
Citigroup, Goldman Sachs, JP Morgan, Lehman Brothers and Morgan Stanley acted as financial advisors to the investor group. Simpson Thacher & Bartlett LLP, Vinson & Elkins LLP, Covington & Burling LLP,

Hunton & Williams LLP and Stroock & Stroock & Lavan LLP acted as legal advisors to KKR, TPG and the investor group.
Investor Call Webcast
TXU will host a conference call today to discuss this announcement with investors at 9:00 am EST. The dial-in number is (800) 309-0343 in the U.S. and Canada and (706) 902-0117 internationally, conference ID 1228130. The call will be webcast at www.txucorp.com. An audio replay of the call is expected to be available on the website later in the day.
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About TXU
TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than 2.1 million competitive electricity customers in Texas. TXU Power has over 18,100 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fired generation capacity. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Wholesale and its affiliate, TXU Renew, are the largest purchasers of wind-generated electricity in Texas and fifth largest in the United States. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 100,000 miles of distribution and 14,300 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.
TXU will release its fourth quarter earnings tomorrow, February 27, 2007. In light of today’s announcement, management is not planning to host a conference call to discuss the results.
About KKR
KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, London, Paris, Hong Kong and Tokyo. Over the past 30 years, KKR has invested in approximately 150 transactions with a total value of over $260 billion. KKR has extensive experience investing in the energy sector. Prior investments include ITC Holdings, DPL Inc., Texas Genco and Union Texas Petroleum. For more information, visit www.kkr.com.
About Texas Pacific Group
Texas Pacific Group (TPG) is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. Headquartered in Fort Worth, with offices in San Francisco, London, Hong Kong, New York, Minneapolis, Melbourne, Menlo Park, Mumbai, Shanghai, Singapore and Tokyo, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG seeks to invest in world-class franchises across a range of industries. Prior investments include Aleris International, Altivity Packaging, British Vita, Burger King, Continental, Denbury Resources, Grohe, Kraton Polymers, MEMC, MGM, Neiman Marcus, Petco, Seagate and Texas Genco. Visit www.tpg.com.
About Goldman Sachs & Co.
Goldman Sachs is a global investment banking, securities and investment management firm. We provide a wide range of services to a substantial and diversified client base, which includes corporations, institutional investors, governments, non-profit organizations and individuals. Our headquarters is in New York and we maintain significant offices in London, Frankfurt, Tokyo, Hong Kong and other financial centers around the world.
Forward Looking Statements
This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the TXU Corp.’s filings with the Securities and Exchange Commission (SEC). Specifically, TXU Corp. makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in the TXU Corp.’s SEC reports or periodic reports, the proposed transactions described in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against TXU Corp. and others related to the merger agreement; failure to obtain shareholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger.
Furthermore, the proposed transaction (other than the merger) described in this release could be affected by, among other things, the ability to profitably serve TXU Corp. customers given the announced price protection and price cuts; the ability to fund the investments for the activities described in this release; delays in approval of, or failure to obtain, air and other environmental permits for the Oak Grove units; the ability of TXU Corp. subsidiaries to resolve the consent decree issue regarding the proposed Sandow 5 unit; the ability of TXU Corp.’s subsidiaries and their contractors to attract and retain skilled labor, at projected rates, for planning and building the Oak Grove and Sandow 5 units; the ability of TXU Corp.’s subsidiaries to manage the construction program for Oak Grove and Sandow 5 to a timely conclusion with limited cost overruns; the challenges in increasing the efficiencies of TXU Corp.’s generation facilities; the commercial viability of alternative energy sources (including clean coal technologies); the ability of TXU Corp. to satisfy its commitments to successfully reduce emissions in a commercially reasonable manner; the availability of electricity from renewable energy sources for purchase by TXU Corp.’s subsidiaries; and the commercial viability of any future climate change program pursued by TXU Corp. Many of the factors that will determine the outcome of the subject matter of this press release are beyond TXU Corp.’s ability to control or predict.
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), TXU Corp. will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of TXU Corp. BEFORE MAKING ANY VOTING DECISION, TXU CORP.’s SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. TXU Corp.’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. TXU Corp.’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, telephone: (214) 812-4600, or from TXU Corp.’s website, http://www.txucorp.com.
Participants in the Solicitation
TXU Corp. and its directors and officers may be deemed to be participants in the solicitation of proxies from TXU Corp.’s shareholders with respect to the Merger. Information about TXU Corp.’s directors and executive officers and their ownership of TXU Corp.’s common stock is set forth in the proxy statement for TXU Corp.’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of TXU Corp. and its directors and executive officers in the merger, which may be different than those of TXU Corp.’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.
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Contact Information
TXU Corporate Communications: Lisa Singleton 214-812-5049
TXU Investor Relations: Tim Hogan 214-812-4641
Investor Group: Adam Levine 512-432-1760
Email for press inquires: media@pstrategies.com